Exhibit 23.1

CONSENT OF WIPFLI LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-179007 on Form S-8, of our report dated February 9, 2017, relating to the financial statements and financial statement schedule of the Actuant Corporation 401(k) Plan, included in this Annual Report on Form 11-K of the Actuant Corporation 401(k) Plan for the year ended August 31, 2016.

/s/ WIPFLI LLP
Milwaukee, Wisconsin
February 9, 2017